Exhibit 99.1

Action Products Reports Sales for the Third Quarter and Nine Months

Sees Great Progress Leading Into 2005

ORLANDO, Fla., Oct. 5, 2004 (PRIMEZONE) — Action Products International, Inc. (NasdaqSC:APII - News), a leading toy designer and manufacturer of educational and positive, non-violent branded toys for pre-school children through pre-teens, today announced that sales for the third quarter of $2,4000,000 in 2004 compared to $2,700,000 in 2003. For the nine-month period, sales are $6,100,000 compared to $6,400,000 in 2003.

Sales in July were materially down from the comparative month but the sales activity picked up sharply in August and September after certain management changes were implemented. In addition, August and September were profitable months as the sales increased and cost controls were instituted to reflect the lower sales. The sales decline was a result of a cut back by mass-market toy chains and the loss of FAO Schwarz/Zainy Brainy. Additionally, quarterly revenue was affected by interruptions attributable to the recent hurricanes. The effect was that not all open orders were shipped by the end of September. The hurricanes affected the number of shipping days as well as the lack of availability of trucks to send out merchandise.

Fourth quarter pre-booked sales are surpassing last year at this point. Action Products continues to make progress in that the top 10 accounts now represent 31% of the total sales as compared to 54% last year. Sales in the Curiosity Kits(r) line has helped to offset the cut backs of the company’ largest accounts.

Mr. Jerome Sage, Vice President of Marketing, has assumed the additional duty of Vice President of Sales. Mr. Sage, formerly a Global Product Manager for Sunbeam, where he managed a $150,000,000 partnership with Wal-Mart (NYSE:WMT - News). Jerome brings a well-balanced understanding of marketing and sales and should have a profound effect on the growth and overall success of Action Products.

Ms. Linda Bennett-Rutherford has joined Action Products in charge of Product Design and Development. Ms. Bennett-Rutherford, formally a Director of Product Design for the Lego Company, helped develop “Clikits”, a new girls’ craft line. She was Vice President of Product Design and Development for Mattel, Inc. (NYSE:MAT - News), where her design responsibilities included brands such as Barbie, Cabbage Patch Kids, Polly Pockets and Disney Entertainment Properties.

Mr. Ron Kaplan, CEO, stated, “I am very happy to have these new members on our team. They will help execute our business plan, which calls for building world-class consumer brands effective in meeting the growing need and concerns for educational and non-violent toys. We expect our comparative sales numbers for 2005 to be sharply higher. Although new product introductions were behind schedule, we have made personnel adjustments that should bring us back on line. I am very satisfied in the way that Curiosity Kits(r) is developing for us. The consumer will see greater availability in 2005. The toy industry distribution landscape is changing at a rapid rate and we are responding. We see these changes as an opportunity as well as a challenge. We just completed an official extension of the Jay Jay license for another year. Action Products will be showing four new characters at Toy Fair in New York in February 2005.”

The Board will meet on Oct 29 for a review and other matters and Action Products expects to release third quarter nine months financials on Nov 1. A conference call will follow at 4:15 that day.

ABOUT ACTION PRODUCTS INTERNATIONAL

Action Products International, Inc. is a leading designer and manufacturer of educational and positive branded toys emphasizing fun. Quality brands including JAY JAY THE JET PLANE Wooden Adventure System(tm), I Dig Dinosaurs(r) and I Dig Treasures(r) excavation activity kits, Space Voyagers(r) (“The most authentic Space Toys on Earth”), Wild Climbers(tm) and Climb@Tron(tm) window-climbing animals and robots, Play and Store(tm) themed playsets, Kidz Workshop(tm) wooden projects, Drop Zone Extreme(tm) parachute toys and Curiosity Kits(r), a leading, award-winning specialty brand for kids’ craft and activity kits. Its products are marketed and sold worldwide to specialty retailers, museums, toy stores, theme parks, attractions, zoos, catalog companies, Internet retailers and educational markets.

For more information on Action Products’ toys, email marketing@apii.com or visit the company’s web site at http://www.apii.com

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights and the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions and other factors discussed from time to time in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contact:

Action	Products International, Inc.
Warren	Kaplan, Investor Relations

(407) 481-8007 Ext. 723